Exhibit 99.1

ARMSTRONG FLOORING REPORTS FIRST QUARTER 2021 RESULTS

First Quarter 2021 Highlights

•	Net sales increased 7.4% to $148.9 million

•	Net income of $27.2 million, including $46.0 million gain on sale of South Gate, California property completed in March for gross proceeds of $76.7 million

•	Adjusted EBITDA loss of $7.6 million

LANCASTER, Pa – April 22, 2021. Armstrong Flooring, Inc. (NYSE:AFI) (“Armstrong Flooring” or the “Company”) a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the first quarter ended March 31, 2021.

Michel Vermette, President and Chief Executive Officer, commented, “The positive momentum in our business continued into the first quarter and I am pleased with the ongoing transformation of Armstrong Flooring. We delivered 7.4% top-line growth compared to the first quarter 2020 and 5.1% growth compared to the first quarter of 2019 led by sales in China and Australia. Stable year-over-year North American net sales in the first quarter resulted from an encouraging recovery in demand that was partly offset by severe weather and macro supply chain disruptions. Looking ahead, our customer orders heading into the second quarter point to further sequential momentum, particularly in residential new and remodel end markets.”

Multi-Year Transformation Update

Mr. Vermette continued, “Our business transformation remains on track. During the first quarter, we completed several initiatives under the three pillars of our transformation plan: expanding customer reach, simplifying product offerings and operations, and strengthening our core capabilities.

As it relates to expanding customer reach, the expansion of our go-to-market strategy continued with the introduction of Armstrong® Flooring Pro™ for the homebuilder and multi-family channels. In addition, we introduced Armstrong® Flooring Signature™, a segmented product portfolio for our distributor partners, and we accomplished several key wins in our Asia healthcare channel.

Pertaining to simplifying product offerings and operations, we executed on the long-standing efforts to monetize our non-core assets and completed the sale of our South Gate facility announced earlier in the quarter.

In terms of strengthening our core capabilities, through several internal initiatives we continued to improve organizational alignment between our supply chain, customer service and procurement organizations. In addition, we officially opened our Technical Center in Lancaster to house our research and development teams in a unique space designed for collaboration and innovation. Notably, this is the first of three buildings we will open in 2021 as part of the headquarters relocation we announced in 2020.

While there is more work to be done, all these key steps among others completed in 2020 and ongoing initiatives, have firmly planted the foundation of our transformation plan.”

First Quarter 2021 Results

(Dollars in millions except per share data)	Three Months Ended March 31,
	2021	2020	Change
Net sales	$148.9	$138.7	7.4%
Operating income (loss)	27.8	(13.3)	N/M
Net income (loss)	27.2	(13.2)	N/M
Diluted earnings (loss) per share	1.23	(.60)	N/M
Adjusted EBITDA[1]	$(7.6)	$(1.6)	N/M
Adjusted EBITDA margin	(5.1%)	(1.2%)	N/M
Adjusted net (loss) [1]	$(8.3)	$(12.7)	N/M
Adjusted diluted (loss) per share[1]	$(0.38)	$(0.58)	N/M

In the first quarter of 2021, net sales increased 7.4% to $148.9 million from $138.7 million in the first quarter of 2020. The increase in net sales reflects growth in China and Australia, partly offset by slightly lower net sales in North America. North America results reflect growth in residential through remodel and new construction, while commercial sales were flat and sales to residential National Accounts were down due to a prior year major program launch that did not repeat in 2021. In North America, overall higher selling prices resulting from the Company’s previously announced price increases were partially offset by the impact of lower volume and product mix in the quarter.

Net income in the first quarter of 2021 was $27.2 million, or diluted income per share of $1.23, as compared to net loss of $13.2 million, or diluted loss per share of $0.60, in the prior year quarter. Net income in the first quarter of 2021 reflected a $46 million gain on the sale of the Company’s South Gate facility. Adjusted net loss was $8.3 million, or adjusted diluted loss per share of $0.38, as compared to adjusted net loss of $12.7 million, or adjusted diluted loss per share of $0.60, in the prior year quarter.

First quarter 2021 adjusted EBITDA was a loss of $7.6 million, as compared to an adjusted EBITDA loss of $1.6 million in the prior year quarter. The decrease in adjusted EBITDA was primarily due to lower production volumes, principally due to the impacts of winter storm Uri which disrupted three of the Company’s key manufacturing plants in the U.S. for several weeks, along with disruptions in the supply of key raw materials. In addition, we continued to see higher raw material and shipping costs which created headwinds compared to the prior year quarter.

Liquidity and Capital Resources Update

At March 31, 2021, the Company had total liquidity of approximately $104 million including $16.7 million of cash plus availability under its credit facilities. During the quarter, following the sale of the South Gate facility, the Company made a required prepayment of $20 million under the Term Loan facility, and repaid amounts borrowed under the revolving credit facility. The Company’s Net Debt on March 31, 2021, was $36.3 million. The Company believes it has ample financial resources to effectively execute its near- and long-term objectives.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Thursday, April 22 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13718687.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is a leading manufacturer of resilient products across North America. The company safely and responsibly operates seven manufacturing facilities globally, working to provide the highest levels of service, quality, and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated, or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Amy Trojanowski

SVP, Chief Financial Officer

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

Media@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31
(In millions)	2021	2020
Net sales	$148.9	$138.7
Cost of goods sold	129.0	115.4

Gross profit	19.9	23.3
Selling, general and administrative expenses	38.1	36.6
(Gain) loss on sale of property	(46.0)	—

Operating income (loss)	27.8	(13.3)
Interest expense	3.5	0.6
Other expense (income), net	(2.1)	(0.4)

Income (loss) before income taxes	26.4	(13.5)
Income tax expense (benefit)	(0.8)	(0.3)

Net income (loss)	$27.2	$(13.2)

Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock	$1.24	$(0.60)
Diluted earnings (loss) per share of common stock	$1.23	$(0.60)

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(In millions)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$16.7	$13.7
Accounts and notes receivable, net	57.7	43.0
Inventories, net	125.1	122.9
Prepaid expenses and other current assets	12.9	12.9
Assets held-for-sale	—	17.8

Total current assets	212.4	210.3
Property, plant and equipment, net	242.2	246.9
Operating lease assets	9.9	8.5
Intangible assets, net	17.3	19.0
Deferred income taxes	4.4	4.4
Other noncurrent assets	6.7	4.4

Total assets	$492.9	$493.5

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$8.2	$5.5
Current installments of long-term debt	3.9	2.9
Trade account payables	82.1	78.5
Accrued payroll and employee costs	13.9	14.8
Current operating lease liabilities	2.2	2.7
Other accrued expenses	14.7	17.7

Total current liabilities	125.0	122.1
Long-term debt, net of unamortized debt issuance costs	40.9	71.4
Noncurrent operating lease liabilities	7.7	5.8
Postretirement benefit liabilities	55.2	55.6
Pension benefit liabilities	4.6	4.6
Deferred income taxes	1.6	2.4
Other long-term liabilities	8.2	9.0

Total liabilities	243.2	270.9

Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Preferred stock	—	—
Treasury stock	(86.2)	(87.1)
Additional paid-in capital	677.0	677.4
Accumulated deficit	(281.2)	(308.4)
Accumulated other comprehensive (loss)	(59.9)	(59.3)

Total stockholders’ equity	249.7	222.6

Total liabilities and stockholders’ equity	$492.9	$493.5

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31
(In millions)	2021	2020
Cash flows from operating activities:
Net income (loss)	$27.2	$(13.2)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	9.9	10.6
Deferred income taxes	(0.5)	(0.5)
Stock-based compensation expense	0.6	0.7
Gain on sale of property	(46.0)	—
Gain from long-term disability plan change	—	(1.1)
U.S. pension expense (income)	(1.8)	0.9
Other non-cash adjustments, net	0.1	1.4
Changes in operating assets and liabilities:
Receivables	(16.2)	(4.8)
Inventories	(2.4)	(8.1)
Accounts payable and accrued expenses	2.6	1.2
Other assets and liabilities	(1.3)	(4.2)

Net cash provided by (used for) operating activities	(27.8)	(17.1)

Cash flows from investing activities:
Purchases of property, plant and equipment	(7.0)	(7.5)
Proceeds from sale of assets	65.3	—

Net cash provided by (used for) investing activities	58.3	(7.5)

Cash flows from financing activities:
Proceeds from revolving credit facility	26.6	30.0
Payments on revolving credit facility	(33.8)	—
Payments on long-term debt	(20.1)	(0.1)
Value of shares withheld related to employee tax withholding	(0.1)	—

Net cash provided by (used for) financing activities	(27.4)	29.9

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.5)

Net increase (decrease) in cash and cash equivalents	3.0	4.8
Cash and cash equivalents at beginning of year	13.7	27.1

Cash and cash equivalents at end of period	$16.7	$31.9

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Free Cash Flow to Net Cash Provided by (Used for) Operating Activities (unaudited)

	Three Months Ended March 31
(In millions)	2021	2020
Net cash provided by (used for) operating activities	$(27.8)	$(17.1)
Less: Capital expenditures	(7.0)	(7.5)
Add: Proceeds from asset sales	65.3	—

Free cash flow	$30.5	$(24.6)

Free cash flow is a non-GAAP financial measure and consists of Net cash provided by (used for) operating activities less capital expenditures net of proceeds from asset sales. The Company’s management believes Free cash flow is meaningful to investors because management reviews Free cash flow in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for Cash flows provided by (used for) operating activities provided in accordance with GAAP. The Company’s method of calculating Free cash flow may differ form methods used by other companies and, as a result, Free cash flow may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Net Debt to Total Debt Outstanding (unaudited)

(In millions)	March 31, 2021	December 31, 2020
Total debt outstanding:
Short-term debt	$8.2	$5.5
Current installments of long-term debt	3.9	2.9
Long-term debt, net of unamortized debt issuance costs	40.9	71.4

Total debt outstanding	53.0	79.8
Less: Cash and cash equivalents	16.7	13.7

Net debt	$36.3	$66.1

Net debt is a non-GAAP financial measure and consists of total debt outstanding reduced by cash and cash equivalents. The Company‘s management believes Net debt is meaningful to investors because management reviews Net debt in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for total debt outstanding in accordance with GAAP. The Company’s method of calculating Net debt may differ from methods used by other companies and, as a result, Net debt may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss) (unaudited)

	Three Months Ended March 31
(In millions)	2021	2020
Net income (loss)	$27.2	$(13.2)
Add-back (deduct) business transformation items:
Site exit costs	0.5	—
Additional costs related to business transformation initiatives	—	0.4
Gain on sale of South Gate property	(46.0)	—
U.S. Pension expense	0.2	0.6
Other (income) expense,net	(2.1)	(0.4)
Tax impact of adjustments (at statutory rate)	11.9	(0.2)

Adjusted net income (loss)	$(8.3)	$(12.7	)(a)

Adjusted diluted earnings (loss) per share	$(0.38)	$(0.58)

(a)	Does not total due to rounding.

Adjusted net income (loss) is a non-GAAP financial measures and consists of Net income (loss) adjusted to remove the impact of business transformation costs, U.S. pension expense, other (income) expense, net; and adjust such items for the related tax impacts. Adjusted diluted earnings (loss) per share is a non-GAAP financial measure and consists of Adjusted net income (loss) divided by weighted average diluted shares outstanding for the corresponding period. The Company’s management believes Adjusted net income (loss) and Adjusted diluted earnings (loss) per share are meaningful to investors because management reviews Adjusted net income (loss) and Adjusted diluted earnings (loss) per share in assessing and evaluating performance. However, these measures should be considered in addition to, rather than a substitute for Net income (loss) and Diluted earnings (loss) per share provided in accordance with GAAP. The Company’s method of calculating Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may differ from methods used by other companies and, as a result, Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited)

	Three Months Ended March 31
(In millions)	2021	2020
Net income (loss)	$27.2	$(13.2)
Add-back (deduct):
Income tax expense (benefit)	(0.8)	(0.3)
Other (income) expense, net	(2.1)	(0.4)
Interest expense	3.5	0.6

Operating (loss)	27.8	(13.3)
Add-back: Depreciation and amortization expense	9.9	10.6
Add-back: U.S. Pension expense	0.2	0.6
Add-back (deduct) Business transformation items:
Site exit costs	0.5	—
Additional costs related to business transformation initiatives	—	0.4
Gain on sale of South Gate property	(46.0)	—

Adjusted EBITDA	$(7.6)	$(1.6	)(a)

(a)	Does not total due to rounding.

Adjusted EBITDA is a non-GAAP financial measure and consists of Net income (loss) adjusted to remove the impact of income taxes, other (income) expense, interest expense, depreciation and amortization, U.S. pension expense and business transformation costs. The Company‘s management believes Adjusted EBITDA is meaningful to investors because management reviews Adjusted EBITDA in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for Net income (loss) provided in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA may differ from methods used by other companies and, as a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.